Exhibit 99.1
Veridien Corporation
Press Release
Veridien News
November 14, 2005
•	Record Fourth Quarter Sales And Orders Of Viraguard® Infection Control Products Projected; Sales And Orders For Q4 Already Exceed $410,000
•	EPA Approved Label Claims For Hepatitis A, B and C Increases Demand for Viraguard® Infection Control Products
St Petersburg, Florida – Veridien Corporation (OTCBB: VRDE) today announced that following upon its $172,152 of sales in Q3, it has concluded sales and orders in hand for the first 45 days of Q4 that exceed $410,000 with half of Q4 still to go, Veridien expects record Q4 orders of Viraguard® Infection Control Products.
The recently announced (October 27, 2005) EPA approved label kill claims for Hepatitis A, B and C on Viraguard® Hospital Disinfectant Towelettes as well as existing viral and bacterial label claims on all Viraguard® Infection Control products, are helping to increase demand in the medical markets.
Paul Dunnigan, VP Marketing, said, “With Viraguard® Infection Control Products achieving record orders for Q4 and Mycosol research and development moving forward, Veridien is postioned to expand on these two tracks. Increasingly, we expect Viraguard® product sales to grow and our investment in the future, Mycosol, to provide us with the opportunity for substantial returns. Mycosol is developing non-alcohol based technologies of safe, potent and long lasting products that are expected to kill and retard the growth of infective microbials – particularly mold.
Meanwhile, there has been a growing demand for our Viraguard® Infection Control Products since Veridien received new EPA approved label claims for Hepatitis A, B and C on hospital disinfectant towelettes. Based upon responses from our largest multinational client and many of our dental and medical clients, we believe the new Hepatitis and anti-viral label claims will continue to create increased demand for Viraguard® products, enhanced by our recently-announced (October 31, 2005) broader distribution base.”
About Veridien:
For more information about Veridien Corporation and its investments in future technology, please visit www.veridien.com and www.mycosol.com.
Special Note: Forward looking statements in this press release (identifiable by such words as “believes”, “expects”) are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including without limitation, market acceptance of, and demand for, the Company’s products, manufacturing, development and distribution issues, product pricing, competition, funding availability, technological changes, and other risks not identified herein. The Company disclaims any intent or obligation to update any forward looking statements.
Contact:
Cheryl Ballou
Pinellas Park
727-576-1600